Exhibit 10.13

Executive Employment Agreement

This Executive Employment Agreement (the “Agreement”) is made and entered into as of [DATE] but effective as of the date of the closing of the Agreement and Plan of Merger, dated May 8, 2021, between Star Peak Corp II, STPC II Merger Sub Corp, and Benson Hill, Inc. (the “Effective Date”), by and between BRUCE BENNETT (“Executive”) and BENSON HILL, INC. (f/k/a STAR PEAK TRANSITION CORP II), a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to render services to the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth in this Agreement, the parties agree as follows:

1.      Term. This Agreement will remain in force until terminated as provided in Section 4. The period during which Executive is employed by the Company is referred to as the “Employment Term.”

2.       Position, Duties and Location.

2.1      Position. During the Employment Term, Executive will serve as the President, Ingredients of the Company, reporting to the Company’s Chief Executive Officer. In such position, Executive has the duties, authority, and responsibilities as are consistent with Executive’s position as well as such additional duties as may be reasonably assigned to Executive by the Chief Executive Officer from time to time.

2.2      Duties. During the Employment Term, Executive shall devote Executive’s full business time, attention and best efforts to the business of the Company and its affiliates and to the performance of Executive’s duties, and will not engage in any other business, profession, or occupation for compensation or otherwise which would, individually or in the aggregate, conflict or interfere with the performance of Executive’s duties or services to the Company or any of its affiliates either directly or indirectly without the prior written consent of the Board of Directors of the Company (“Board”).

2.3      Place of Performance. Following Executive’s relocation, the principal place of Executive’s employment is the Company’s principal executive office currently located in St. Louis County, Missouri; provided that, Executive will be required, as requested by the Company, to travel on Company business during the Employment Term.

3.       Compensation.

3.1   Base Salary. During the Employment Term, the Company shall pay Executive an annual base salary of $425,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment and withholding laws, but no less frequently than monthly. Executive’s annual base salary, as in effect from time to time, is referred to as “Base Salary.” Executive’s Base Salary shall be reviewed by the Company at least annually.

3.2   Annual Bonus.

(a)    Beginning with calendar year 2021 and for each subsequent calendar year of the Employment Term, Executive will be eligible to receive an annual bonus (the “Annual Bonus”) based on the achievement of applicable Company and individual performance metrics consistent with the Company’s Annual Team Incentive Plan established by the Board or the compensation committee of the Board (the “Compensation Committee”). Executive’s target Annual Bonus opportunity equals 50% of Base Salary in effect as of the first day of such calendar year.

(b)    Except as otherwise provided in Section 4, (i) the Annual Bonus is subject to the terms of the Company’s Annual Team Incentive Plan for the applicable calendar year, and (ii) in order to be eligible to receive an Annual Bonus, Executive must be employed by the Company on the date that such Annual Bonus, if any, is paid.

3.3   Equity Awards.

(a)    During the Employment Term, Executive will be eligible to participate in the Benson Hill, Inc. 2021 Omnibus Incentive Plan (the “Incentive Plan”) and the Company’s long-term equity incentive plan (the “LTIP”), as determined by the Board or the Compensation Committee, in its sole discretion. Except as otherwise specifically provided, nothing in this Agreement shall be construed to give Executive any rights to any amount or type of grant or award. Any equity awards shall be granted pursuant to, and subject to, the terms and conditions of the Incentive Plan, LTIP and an award agreement and authorized by the Board or the Compensation Committee. Without limiting the generality of the preceding, beginning with the 2022 annual grant cycle, Executive will be eligible to receive annual equity awards under the LTIP in such amounts generally consistent with the Company’s equity award guidelines as in effect from time to time and on such conditions as set forth in the applicable award agreement and the LTIP. For the 2022 annual grant cycle, Executive’s target annual equity award will have a grant date fair value equal to 75% of Executive’s Base Salary, and shall vest 25% on each of the first four anniversaries of the grant date, subject to Executive’s continued employment with the Company through the applicable vesting date.

(b)    Without limiting generality of Section 3.3(a), Executive is eligible for a one-time sign-on equity bonus of 63,000 restricted stock units following the Company’s closing of the Agreement and Plan of Merger, dated May 8, 2021, between Star Peak Corp II, STPC II Merger Sub Corp, and Benson Hill, Inc. and the Company’s successful public market entry. This sign-on equity bonus will time vest in four equal annual tranches on each of the first four anniversaries of the bonus’s grant date, subject to Executive’s continued employment through each anniversary vesting date. Each vested tranche will be paid within 30 days after it is vested.

(c)    Without limiting the generality of Section 3.3(a), in consideration of Executive entering into this Agreement, following the filing of the Form S-8 registration statement for the Company’s Incentive Plan, Executive will be eligible to receive a one-time equity incentive award (the “Founder’s Grant”).

Executive’s Founder’s Grant consists of 67,000 restricted stock units that will vest based on time and performance criteria, in each case, subject to Executive’s continued employment through the applicable vesting date. The Founder’s Grant will time vest as to 100% on the 3rd anniversary of the Effective Date. In addition, the Founder’s Grant will performance vest as to (i) 50% if and when the volume-weighted average price per share of the Company’s common stock over 30 consecutive trading days (the “30-day VWAP”) at any time on or after the 1st anniversary of the Effective Date but on or prior to the 3rd anniversary of the Effective Date, equals or exceeds $15 and (ii) 50% if and when the 30-day VWAP at any time on or after the 1st anniversary of the Effective Date but on or prior to the 5th anniversary of the Effective Date, equals or exceeds $20, provided that, if the 30-day VWAP target in the foregoing clause (i) is not achieved by the 3rd anniversary of the Effective Date, such 30-day VWAP target will be increased by 10% and the applicable 50% tranche of the Founder’s Grant with respect to that 30-day VWAP target (as increased) will vest if and when such increased 30-day VWAP target is achieved at any time within the 12-month period following the 3rd anniversary of the Effective Date.

Any portion of the Founder’s Grant that has achieved both the time and performance vesting requirements will be settled in an equal number of shares of the Company’s common stock within 60 days following the applicable vesting date. Any performance-vested portion of the Founder’s Grant that has not time vested will remain outstanding and eligible to time vest in accordance with the foregoing. Except as otherwise provided in Section 4.2, upon the termination of Executive’s employment, any portion of the Founder’s Grant that has not both time and performance vested will be immediately forfeited. Notwithstanding any other provision of this Agreement or the Incentive Plan to the contrary, any portion of Founder’s Grant that has not both time and performance vested as of the 5th anniversary of the Effective Date will be forfeited.

3.4   Performance Bonus. Executive is eligible for a one-time performance bonus of $120,000, subject to the Company’s closing of the Agreement and Plan of Merger, dated May 8, 2021, between Star Peak Corp II, STPC II Merger Sub Corp, and Benson Hill, Inc. and the Company’s receipt of at least $250 million in net proceeds upon the public market entry. This one-time bonus, if earned, will be paid within 30 days after it is earned.

3.5   Housing. The Company will reimburse Executive up to $2,500 per month for suitable, furnished housing in the St. Louis area. The reimbursements under this Section will cease upon the earlier of Executive’s relocation to St. Louis or August 31, 2022.

3.6   Relocation Assistance. The Company will reimburse Executive up to $30,000 for reasonable relocation expenses incurred by Executive relating to the Executive's relocation to St. Louis, Missouri in accordance with the terms of the Company's relocation policy. The availability for reimbursements under this Section will cease on August 31, 2022; provided that, if exigent circumstances beyond Executive’s control make a relocation to St. Louis prior to August 31, 2022 infeasible, then Executive and Company agree to renegotiate a new deadline in good faith. No later than the due date of Executive’s tax return for the year of the relocation reimbursement, the Company will pay Executive an additional amount equal to the sum of the taxes payable by Executive, plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, state, and local taxes, including any income and employment taxes imposed on the gross-up payment) that Executive would have been in if Executive had not incurred any tax liability on the relocation reimbursement. Any gross-up determination required under this Section shall be made by the Company in good faith in its sole discretion.

3.7   Employee Benefits. During the Employment Term, Executive is entitled to participate in all employee benefit plans, practices, and programs, including fringe benefits and perquisites, that are maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis that is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.8   Vacation; Paid Time Off. During the Employment Term, Executive shall be eligible to receive paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

3.9   Business Expenses. Executive is entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties in accordance with the Company’s expense reimbursement policies and procedures and subject to Section 5.2(c).

3.10  Indemnification. The Company will indemnify and hold Executive harmless to the fullest extent applicable to any other officer or director of the Company or to the maximum extent permitted under applicable law and the Company’s bylaws for acts and omissions in Executive’s capacity as an officer, director, or employee of the Company; provided, the indemnification under this Section shall not apply to any proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder.

4.       Termination of Employment. The Employment Term and Executive’s employment may be terminated by either the Company or Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided in this Agreement, Executive must give the Company at least 30 days’ advance written notice of any termination of Executive’s employment. If Executive gives notice of termination, following such notice, the Company may require that Executive not perform any services during all or any portion of such period and/or accelerate the effective date of termination by giving written notice to Executive at any time during such notice period, in which case Executive will continue to be paid through the termination date originally identified by Executive. If Company terminates Executive’s employment without Cause, Company will make reasonable efforts, but is not obligated, to provide Executive 30 days’ advance notice of termination of Executive’s employment. Upon termination of Executive’s employment during the Employment Term, Executive is entitled only to the compensation and benefits described in this Section 4 and has no further rights to any compensation or any other benefits from the Company or any of its affiliates, unless otherwise specifically provided in this Agreement or an applicable award agreement or plan document. The amounts payable to Executive following termination pursuant to this Section 4 will be in full and complete satisfaction of Executive’s rights under this Agreement, and Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to any breach of this Agreement by the Company.

4.1   Termination For Cause, or Resignation Without Good Reason.

(a)   If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive is entitled to receive:

(i) any accrued but unpaid Base Salary, which shall be paid on the first administratively practicable pay date following the date of Executive’s termination in accordance with the Company’s customary payroll procedures;

(ii) reimbursement for unreimbursed business expenses properly incurred by Executive during the Employment Term, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) such employee benefits (including equity compensation), if any, to which Executive may be entitled under the Company’s employee benefit plans as of the date of Executive’s termination in accordance with the terms thereof; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided in this Agreement.

Items (i) through (iii) are referred to collectively as the “Accrued Amounts.”

(b)   For purposes of this Agreement, “Cause” means Executive, in the Board’s good faith determination, does any of the following:

(i) commits, is convicted of, or pleads no contest to any criminal act under federal or state law that is (A) a felony or (B) a misdemeanor involving moral turpitude;

(ii) commits, attempts to commit, or participates in, a fraud or act of dishonesty against the Company or any of its affiliates;

(iii) breaches any (A) material provision of this Agreement, or any other written agreement Executive has with the Company or any of its affiliates (including, without limitation, any restrictive covenant provision), or (B) statutory or fiduciary duty Executive owes to the Company or any of its affiliates;

(iv) violates the Company’s policies and/or practices applicable to employees at the level of Executive relating to discrimination, harassment or retaliation;

(v) violates the Company’s written policies and/or practices applicable to employees at the level of Executive not relating to discrimination, harassment or retaliation;

(vi) fails to materially perform assigned duties after receiving written notification of the failure;

(vii) willfully performs acts or omissions that constitute misconduct or gross negligence in connection with the performance of assigned duties; or

(viii) willfully disregards any lawful written instruction from the Board, the Company or any of its affiliates.

The determination that a termination is for Cause shall be made by the Board in good faith provided that, in the case of (iii), (v), (vi), (vii), and (viii) above, grounds for a termination for Cause shall exist only if Executive fails to cure (if curable) such event within 30 days following written notice from the Company.

(c)   For purposes of this Agreement, Executive has “Good Reason” to resign in the event that the Company, without Executive’s consent:

(i) materially diminishes Executive’s reporting relationship;

(ii) breaches its obligations to pay Executive’s Base Salary;

(iii) reduces Executive’s Base Salary (other than a one-time reduction of not more than 15% to the extent such reduction is equally applicable to other Company executives);

(iv) requires Executive to relocate Executive’s principal place of employment to a location that is more than 50 miles from the Company’s principal place of business (except pursuant to a Company work-from-home arrangement applicable to Executive or any stay-at-home or similar governmental law, order, request or recommendation);

(v) substantially diminishes Executive’s duties, authority and responsibilities (other than an across-the-board and structurally equivalent diminution for all Company executives or a diminution due to performance-based reasons); or

(vi) during the 3 months prior to, or 12 months after, a Change in Control (A) reduces Executive’s Base Salary or target bonus opportunities, or (B) substantially diminishes Executive’s duties, authority and responsibilities.

Notwithstanding the foregoing, in order for Executive’s resignation to constitute a resignation for “Good Reason” as a result of any of (i), (ii), (iii), (iv), (v), or (vi) above, (A) Executive must give written notice to the Company specifying in reasonable detail the event alleged to give rise to Good Reason within 30 days following the date on which such event first occurred, (B) the Company has to fail to provide a reasonable cure within 30 days after its receipt of such notice, and (C) Executive must resign from all positions Executive then holds with the Company within 30 days after the expiration of such cure period.

4.2   Termination Without Cause, or Resignation for Good Reason. The Employment Term and Executive’s employment may be terminated by Executive’s resignation for Good Reason or by the Company without Cause. In the event of such resignation or termination, Executive is entitled to receive the Accrued Amounts and, subject to Executive’s (x) continued compliance with Section 6 and Section 7 of this Agreement and (y) timely execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company that is substantially similar to the form shared with the Executive at the time of signing the Agreement with such changes as are legally required (the “Release”), and the Release becoming effective according to its terms within 60 days following such resignation or termination (the date the Release becomes effective, the “Release Effective Date”), Executive shall be entitled to receive the following (collectively, the “Severance Benefits”):

(a)    Executive’s Base Salary (as in effect on the date of Executive’s resignation or termination) paid in equal installment payments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall begin on the Company’s first payroll date after the Release Effective Date and continue until the 1st anniversary of the date of Executive’s resignation or termination; provided that, the first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the date of Executive’s resignation or termination and ending on the first payment date if no delay had been imposed.

(b)    A lump sum payment equal to the unpaid Annual Bonus, if any, that Executive otherwise earned for the calendar year prior to Executive’s resignation or termination. This amount shall be paid at the same time the Annual Bonuses are paid to the Company’s executives for such year.

(c)    A lump sum payment equal to the Annual Bonus, if any, (prorated for a partial year) that Executive otherwise would have earned for the calendar year that includes the date of Executive’s resignation or termination had no resignation or termination occurred, based on the lower of (1) achievement of the applicable target performance goals for such year, or (2) actual performance. This amount shall be paid at the same time the Annual Bonuses are paid to the Company’s executives for such year.

(d)    If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s covered dependents. Such reimbursement may either (x) be paid to Executive on the first payroll date of the month immediately following the month in which Executive timely remits the premium payment, or (y) remitted directly to the COBRA administrator on Executive’s behalf. Executive shall be eligible to receive such reimbursement until the earliest of: (A) the 12-month anniversary of the date of Executive’s termination; (B) the date Executive is no longer eligible to receive COBRA continuation coverage; and (C) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 4.2(d) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 4.2(d) in a manner as is necessary to comply with the ACA.

(e)   If the resignation or termination under this Section 4.2 occurs within 12 months following a Change in Control, or if the circumstances that ultimately give rise to the resignation or termination occur within the three months prior to a Change in Control, then the following shall also apply:

(i) Executive will receive six additional months of (x) Base Salary severance installment payments under Section 4.2(a), and (y) COBRA premium reimbursements under Section 4.2(d).

(ii) Any bonus payable under Section 4.2(c) will be for the full year and not prorated.

(iii) Any unvested portion of outstanding equity awards that are subject to time-vesting, including the equity award from Section 3.3(b), shall become fully time-vested on the Release Effective Date. Upon the Change in Control, the price per share implied in such Change in Control (the “CIC Price”) will be deemed to be the 30-day VWAP and the Founder’s Grant will performance vest according to achievement of the 30-day VWAP targets based on such CIC Price, provided that, if any 30-day VWAP target is not achieved based on such CIC Price, the applicable 50% tranche of the Founder’s Grant with respect to the lowest of such 30-day VWAP target that was not achieved will vest as to a fraction thereof, the numerator of which is the excess of the CIC Price over the highest 30-day VWAP target that was achieved based on the CIC Price, and the denominator of which is five. To the extent applicable to future equity awards subject to performance vesting, the price per share implied in the Change in Control will be deemed to be the price per share for performance vesting purposes.

Any delays in the settlement or payment of awards vested under this Section 4.2(e) that are set forth in the applicable award agreement and that are required under Code §409A shall remain in effect. For purposes of this Agreement, “Change in Control” will have the meaning set forth in the Incentive Plan.

(f)    During such time that Executive is receiving the Severance Benefits, if (i) the Company discovers grounds constituting Cause existed before Executive’s termination or (ii) Executive breaches any of the covenants set forth in Sections 6 and/or 7 of this Agreement, Executive’s right to receive the Severance Benefits will immediately cease and be forfeited, and any Severance Benefits previously paid to Executive will be immediately repaid by the Executive.

4.3   Death or Disability.

(a)    Executive’s employment shall terminate automatically upon Executive’s death during the Employment Term, and the Company may terminate Executive’s employment on account of Executive’s Disability.

(b)    If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts. Notwithstanding any other provision, all payments made in connection with Executive’s Disability shall be provided in a manner which is consistent with applicable federal and state law.

(c)    For purposes of this Agreement, “Disability” shall mean Executive being entitled to receive long-term disability benefits under the Company’s long-term disability plan.

4.4   Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Term (other than termination pursuant to Section 4.3(a) on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party in accordance with Section 17. The Notice of Termination shall specify (i) the termination provision of this Agreement relied upon; (ii) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) the applicable date of termination.

4.5   Resignation of All Other Positions. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer, director, fiduciary or member of the governing board (or a committee thereof), in each case, of the Company or any of its affiliates. Executive will take all actions reasonably requested by the Company to give effect to this provision.

5.       Taxes.

5.1     Withholding. The Company shall have the right to withhold from any amount payable to Executive any federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

5.2      Code §409A.

(a)    Intent and Compliance. This Agreement is intended to comply with the Internal Revenue Code of 1986, as amended (the “Code”) §409A, including the Treasury Regulations issued thereunder, or an applicable exemption therefrom and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, any payments provided under this Agreement may only be made upon an event and in a manner that complies with Code §409A or an applicable exemption therefrom. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Code §409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code §409A to the maximum extent possible. For purposes of Code §409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Code §409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code §409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Code §409A.

(b)    Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Code §409A and Executive is determined to be a “specified employee” as defined in Code §409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of Executive’s termination or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)    Reimbursements. To the extent required by Code §409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

5.3      Code §280G.

(a)    Net Benefit. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) would constitute “parachute payments” within the meaning of Code §280G and would, but for this Section 5.3, be subject to the excise tax imposed under Code §4999 (the “Excise Tax”), then, notwithstanding anything in this Agreement to the contrary, prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 5.3 shall be made in a manner determined by the Company that is consistent with the requirements of Code §409A. Nothing in this Section 5.3(a) shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

(b)    280G Calculations. All calculations and determinations under this Section 5.3 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.3, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code §280G and Code §4999. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.3. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.        Loyalty Agreement. Executive is party to that certain Loyalty Agreement with Benson Hill Inc. dated ____________, 2021, as may be amended by mutual agreement of the Company and Executive (the “Loyalty Agreement”). The Loyalty Agreement in effect at any relevant time is hereby incorporated by reference into this Agreement, and attached hereto as Attachment A. Executive agrees that Executive will remain bound by the terms of the Loyalty Agreement, along with all applicable Company policies, as those policies exist from time to time. In the event of a conflict between the terms of this Agreement, on the one hand, and the Loyalty Agreement or the Company policies, on the other hand, the terms of this Agreement shall govern and control. Furthermore, the remedies available to the Company and/or its affiliates in this Agreement and the Loyalty Agreement are intended to be cumulative, and not exclusive, unless such remedies are in conflict, in which case the remedies that are more favorable to the Company and/or its affiliates shall govern and control.

6.1      Extended Non-Compete Period. Executive agrees that the Company, in its sole and exclusive discretion, may determine after the termination of the Employment Term and Executive’s employment that its protectable interests warrant a period of restriction longer in duration than the Non-Compete Period (as that term is defined in the Loyalty Agreement), but in no circumstance longer than twenty-four (24) months (such extended period to be defined as the “Extended Non-Compete Period” and will apply to and extend the non-solicitation restrictions in Sections 6(b) and 6(c) of the Loyalty Agreement so that they are coterminous with the Extended Non-Compete Period). To facilitate Company’s ability to elect the Extended Non-Compete Period, Executive will comply with the notice provisions described in Section 6(a)(i)-(iii) of the Loyalty Agreement for twenty-four (24) months following the termination of the Employment Term and Executive’s employment. The Company will notify Executive of its decision to elect an Extended Non-Compete Period no later than the later of (x) thirty (30) days following the termination of the Employment Term and Executive’s employment or (y) the expiration of an Option Period (as that term is defined in the Loyalty Agreement).

6.2      Compensation for Non-Compete Period and Extended Non-Compete Period.

(a)     If the Company exercises the Non-Compete Option (as that term is defined in the Loyalty Agreement):

(i) the Company will provide the benefits described in Section 6(a) of the Loyalty Agreement, provided that, any compensation provided in Section 4.2 of this Agreement will replace and offset any compensation provided in Section 6(a) of the Loyalty Agreement for the Non-Compete Period, and

(ii) if the Company further elects the Extended Non-Compete Period, the Company will provide Executive’s Base Salary for the duration of the Extended Non-Compete Period.

(iii) Calculation of Compensation. Executive acknowledges and agrees that the compensation described in this Section 6.2(a) is not in addition to any Severance Benefits under Section 4.2 of this Agreement during the Non-Compete Period. For the avoidance of doubt if Section 4.2 applies, and only by way of example, if Executive is entitled to compensation under this Section 6.2(a), and (x) if the Extended Non-Compete Period equals twenty-four (24) months, Executive will receive Severance Benefits during the Non-Compete Period, and then continue receiving Base Salary for an additional twelve (12) months; (y) if the Extended Non-Compete Period equals eighteen (18) months, Executive will receive Severance Benefits during the Non-Compete Period, and then continue receiving Base Salary for an additional six (6) months; and (z) if only the Non-Compete Period applies, Executive will receive Severance Benefits during the Non-Compete Period without any extension under this Section.

(b)     Release. In all circumstances described in Section 6.2(a), Executive’s right to any benefits will be subject to Executive’s (x) continued compliance with Section 6 and Section 7 of this Agreement and (y) timely execution of a Release.

7.       Non-Disparagement. Executive agrees and covenants that Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or any of its affiliates or any of their respective businesses, employees, contractors, directors, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 7 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from making truthful statements in compliance with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency or arbitral proceeding, provided that such compliance does not exceed that required by the law, regulation, or order.

8.       Remedies for Breach of Covenants.

8.1  Acknowledgement. Executive acknowledges and agrees that the services to be rendered by Executive to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company and its affiliates. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Confidential Information, goodwill and legitimate business interests of the Company and its affiliates. The Company and Executive further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise modify the foregoing covenants only so far as necessary to be enforceable.

Executive further acknowledges that the benefits provided to Executive under this Agreement, including the amount of Executive’s compensation, reflects, in part, Executive’s obligations and the Company’s rights under Section 6 and Section 7 of this Agreement; that Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced; and that Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 6 and Section 7 of this Agreement or the Company’s enforcement its rights. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and Executive.

8.2  Remedies. In the event of a breach or threatened breach by Executive of Section 6 and Section 7 of this Agreement, Executive hereby consents and agrees that Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, attorneys’ fees, or other forms of relief available to Company. The existence of any claim or cause of action by Executive against the Company, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Company of any or all such covenants.

9.       Arbitration.

9.1      Subject to Section 9.2, any dispute, controversy, or claim arising out of or related to Executive’s employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy (“Disputes”), shall be submitted to and decided by confidential binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted in St. Louis County, Missouri consistent with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time the arbitration is commenced, except as modified by this Agreement. Any arbitration conducted under this Section 9.1 shall be private, shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA and shall be conducted in accordance with the Federal Arbitration Act. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon the parties. The costs of any such arbitration will be shared equally by the Company and Executive unless the arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to one party.

9.2      Notwithstanding Section 9.1, either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 6 through 8; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 9.

9.3      Nothing in this Section 9 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 9 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

10.   Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles.

11.   Entire Agreement. Unless otherwise specifically provided, this Agreement (including the Loyalty Agreement) contains all of the understandings and representations between Executive and the Company pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

12.   Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by the Company. No waiver by either of the parties of any breach by the other party of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

13.   Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement.

14.   Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

15.   Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16.   Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

17.   Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company: Benson Hill, Inc. Attn: Chief Legal Officer 1001 N. Warson Road, Suite 200 St. Louis, MO 63132 legal@bensonhill.com	If to Executive: [EXECUTIVE ADDRESS]

18.   Representations of Executive. Executive represents and warrants to the Company that Executive’s performance of Executive’s duties will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Executive is a party or is otherwise bound. Executive’s performance of Executive’s duties will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

19.   Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

20.   Acknowledgement of Full Understanding. Executive acknowledges and agrees that Executive has fully read, understands and voluntarily enters into this Agreement. Executive acknowledges and agrees that Executive has had an opportunity to ask questions and consult with an attorney of Executive’s choice before signing this agreement.

21.   Third-Party Beneficiaries. Each affiliate of the Company that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under Sections 4.5, 6, 7, 8 and 9 and shall be entitled to enforce such obligations as if a party hereto.

[Signature page follows, remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BENSON HILL, INC.	BRUCE BENNETT

Name:

Title:

[Signature page to Executive Employment Agreement]